Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1
Consolidated Financial Statements
Consolidated Balance Sheets	2
Consolidated Statements of Income	3
Consolidated Statements of Changes in Stockholders' Equity	4
Consolidated Statements of Cash Flows	5-6
Notes to Consolidated Financial Statements	7-23

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Calvin B. Taylor Bankshares, Inc.
Berlin, Maryland

    We have audited the accompanying consolidated balance sheets of Calvin B. Taylor Bankshares, Inc. and Subsidiary (the Company) as of December 31, 2008, 2007, and 2006, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Calvin B. Taylor Bankshares, Inc. and Subsidiary as of December 31, 2008, 2007, and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

    We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America, the Company's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 11, 2009, expressed an unqualified opinion on management's assessment of internal control over financial reporting and an unqualified opinion.

/s/ Rowles & Company, LLP

Baltimore, Maryland
March 11, 2009

Calvin B. Taylor Bankshares, Inc.
and subsidiary
Consolidated Balance Sheets
	December 31,
	2008	2007	2006
Assets
Cash and due from banks	$ 8,769,784	$ 17,428,347	$ 21,138,799
Federal funds sold	26,460,842	23,121,256	24,616,735
Interest-bearing deposits	15,517,115	6,012,482	2,055,689
Investment securities available for sale	33,975,271	24,082,202	18,854,192
Investment securities held to maturity (approximate fair
value of $33,523,422, $47,302,194, and $56,031,190)	32,621,797	46,679,750	56,271,631
Loans, less allowance for loan losses of $707,152,
$195,525, and $196,083	241,430,914	238,076,278	233,231,118
Premises and equipment	6,326,312	6,536,469	6,562,837
Accrued interest receivable	1,704,260	1,693,173	1,692,622
Computer software	156,372	156,629	175,383
Bank owned life insurance	4,914,810	4,720,770	4,530,259
Other assets	725,034	638,317	382,236
	$ 372,602,511	$ 369,145,673	$ 369,511,501
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$ 70,652,032	$ 73,357,578	$ 79,625,853
Interest-bearing	221,807,181	215,585,969	210,698,907
	292,459,213	288,943,547	290,324,760
Securities sold under agreements to repurchase	5,742,765	3,426,173	5,624,048
Note payable	74,046	98,090	120,737
Accrued interest payable	359,673	501,909	340,155
Deferred income taxes	1,437,813	1,481,111	1,487,664
Other liabilities	245,507	219,080	233,196
	300,319,017	294,669,910	298,130,560
Stockholders' equity
Common stock, par value $1 per share;
authorized 10,000,000 shares; issued and outstanding
3,048,397 shares at December 31, 2008,
3,102,510 shares at December 31, 2007, and
3,149,356 shares at December 31, 2006	3,048,397	3,102,510	3,149,356
Additional paid-in capital	10,406,403	12,381,413	14,117,732
Retained earnings	56,569,913	57,076,461	52,265,370
	70,024,713	72,560,384	69,532,458
Accumulated other comprehensive income	2,258,781	1,915,379	1,848,483
	72,283,494	74,475,763	71,380,941
	$ 372,602,511	$ 369,145,673	$ 369,511,501

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc.
and subsidiary
Consolidated Statements of Income
	Years Ended December 31,
	2008	2007	2006
Interest and dividend revenue
Loans, including fees	$ 16,582,428	$ 16,645,904	$ 15,868,454
U. S. Treasury and government agency securities	2,243,413	2,811,829	2,875,040
State and municipal securities	42,336	68,445	155,620
Federal funds sold	732,227	1,919,020	1,136,460
Interest-bearing deposits	325,396	168,485	78,944
Equity securities	74,843	70,479	70,752
Total interest and dividend revenue	20,000,643	21,684,162	20,185,270
Interest expense
Deposits	3,963,962	4,616,037	3,174,670
Borrowings	58,292	35,803	48,088
Total interest expense	4,022,254	4,651,840	3,222,758
Net interest income	15,978,389	17,032,322	16,962,512
Provision for loan losses	617,526	-	-
Net interest income after provision for loan losses	15,360,863	17,032,322	16,962,512
Noninterest revenue
Service charges on deposit accounts	1,092,899	1,022,472	1,119,158
ATM and debit card revenue	518,859	505,146	448,202
Increase in cash surrender value of bank owned life insurance	194,040	190,511	162,515
Miscellaneous revenue	231,392	214,807	218,869
Total noninterest revenue	2,037,190	1,932,936	1,948,744
Noninterest expenses
Salaries	3,681,469	3,563,855	3,407,224
Employee benefits	989,482	969,305	849,961
Occupancy	753,605	700,092	709,619
Furniture and equipment	464,559	463,582	478,551
Other operating	2,063,153	1,865,257	1,909,332
Total noninterest expenses	7,952,268	7,562,091	7,354,687
Income before income taxes	9,445,785	11,403,167	11,556,569
Income taxes	3,386,568	4,106,580	4,156,200
Net income	$ 6,059,217	$ 7,296,587	$ 7,400,369

Earnings per common share - basic and diluted	$ 1.97	$ 2.33	$ 2.33

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc.
and subsidiary

Consolidated Statements of Changes in Stockholders' Equity

					Accumulated
					other
	Common stock		Additional	Retained	comprehensive	Comprehensive
	Shares	Par value	paid-in capital	earnings	income	income

Balance, December 31, 2005	3,187,556	$3,187,556	$ 15,454,735	$ 47,232,513	$ 1,654,965
Net income	-	-	-	7,400,369	-	$ 7,400,369
Unrealized gain on investment
securities available for sale net
of income taxes of $127,088	-	-	-	-	193,518	193,518
Comprehensive income						$ 7,593,887
Common shares repurchased	(38,200)	(38,200)	(1,337,003)	-	-
Cash dividend, $.75 per share	-	-	-	(2,367,512)	-

Balance, December 31, 2006	3,149,356	3,149,356	14,117,732	52,265,370	1,848,483
Net income	-	-	-	7,296,587	-	$ 7,296,587
Unrealized gain on investment
securities available for sale net
of income taxes of $36,578	-	-	-	-	66,896	66,896
Comprehensive income						$ 7,363,483
Common shares repurchased	(46,846)	(46,846)	(1,736,319)	-	-
Cash dividend, $.80 per share	-	-	-	(2,485,496)	-

Balance, December 31, 2007	3,102,510	3,102,510	12,381,413	57,076,461	1,915,379
Net income	-	-	-	6,059,217	-	$ 6,059,217
Unrealized gain on investment
securities available for sale net
of income taxes of $154,135	-	-	-	-	343,402	343,402
Comprehensive income						$ 6,402,619
Common shares repurchased	(54,113)	(54,113)	(1,975,010)	-	-
Cash dividend, $2.15 per share	-	-	-	(6,565,765)	-

Balance, December 31, 2008	3,048,397	$3,048,397	$ 10,406,403	$ 56,569,913	$ 2,258,781

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc.
and subsidiary

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007	2006

Cash flows from operating activities
Interest and dividends received	$ 19,804,313	$ 20,969,946	$ 19,672,392
Fees and commissions received	1,499,929	1,735,778	1,786,980
Interest paid	(4,164,490)	(4,490,056)	(3,059,960)
Cash paid to suppliers and employees	(7,016,197)	(7,005,983)	(6,857,365)
Income taxes paid	(3,657,415)	(4,396,848)	(4,350,114)
	6,466,140	6,812,837	7,191,933

Cash flows from investing activities
Certificates of deposit purchased, net of maturities	(9,483,255)	(3,954,410)	94,295
Proceeds from maturities of investments available for sale	19,000,000	29,000,000	2,000,000
Purchase of investments available for sale	(28,237,469)	(33,387,809)	(13,750,206)
Proceeds from maturities of investments held to maturity	29,360,000	37,025,000	73,050,000
Purchase of investments held to maturity	(15,274,817)	(27,456,181)	(16,695,344)
Loans made, net of principal collected	(3,972,162)	(4,845,160)	(26,809,826)
Proceeds from sale of equipment	-	7,549	2,500
Purchases of premises, equipment, and computer software	(369,363)	(534,978)	(452,448)
	(8,977,066)	(4,145,989)	17,438,971

Cash flows from financing activities
Net increase (decrease) in
Time deposits	7,710,096	16,968,141	12,074,786
Other deposits	(4,194,430)	(18,349,354)	(32,607,633)
Securities sold under agreements to repurchase	2,316,592	(2,197,875)	(525,215)
Payments on note payable	(24,044)	(22,647)	(21,332)
Common shares repurchased	(2,029,123)	(1,783,165)	(1,375,203)
Dividends paid	(6,565,765)	(2,485,496)	(6,830,090)
	(2,786,674)	(7,870,396)	(29,284,687)

Net increase (decrease) in cash and cash equivalents	(5,297,600)	(5,203,548)	(4,653,783)

Cash and cash equivalents at beginning of year	40,568,264	45,771,812	50,425,595
Cash and cash equivalents at end of year	$ 35,270,664	$ 40,568,264	$ 45,771,812

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc.
and subsidiary

Consolidated Statements of Cash Flows
Continued

	Years Ended December 31,
	2008	2007	2006

Reconciliation of net income to net cash provided by
operating activities
Net income	$ 6,059,217	$ 7,296,587	$ 7,400,369

Adjustments to reconcile net income to net cash
provided by operating activities
Provision for loan losses	617,526	-	-
Depreciation and amortization	575,106	570,369	602,441
Deferred income taxes	(197,433)	(43,131)	(42,710)
Premium amortization and discount accretion	(185,294)	(713,664)	(325,227)
Loss on disposition of assets	4,671	2,172	1,351
Decrease (increase) in
Accrued interest receivable	(11,087)	(551)	(187,677)
Cash surrender value of bank owned life insurance	(194,040)	(190,511)	(162,515)
Other assets	(86,717)	(8,718)	(158,063)
Increase (decrease) in
Accrued interest payable	(142,236)	161,754	162,798
Accrued income taxes	-	(247,353)	(96,730)
Other liabilities	26,427	(14,117)	(2,104)
	$ 6,466,140	$ 6,812,837	$ 7,191,933

Composition of cash and cash equivalents
Cash and due from banks	$ 8,769,784	$ 17,428,347	$ 21,138,799
Federal funds sold	26,460,842	23,121,256	24,616,735
Interest-bearing deposits, except for time deposits	40,038	18,661	16,278
	$ 35,270,664	$ 40,568,264	$ 45,771,812

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies
    The consolidated financial statements of Calvin B. Taylor Bankshares, Inc. include the accounts of its wholly owned subsidiary, Calvin B. Taylor Banking Company. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies reflected in these financial statements conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Nature of operations
     Calvin B. Taylor Bankshares, Inc. is a bank holding company. Its subsidiary, Calvin B. Taylor Banking Company, is a financial institution operating primarily in Worcester County, Maryland and Sussex County, Delaware. The Bank is a full-service commercial bank, offering deposit services and loans to individuals, small- to medium-sized businesses, associations and government entities.

Use of estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash equivalents
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest-bearing deposits except for time deposits. Federal funds are purchased and sold for one-day periods.

Investment securities
     As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities classified as available-for-sale are recorded at fair value.

    Purchase premiums and discounts are recognized in income revenue using the straight line method over the terms of the securities. Gains and losses on disposal are determined using the specific-identification method.

Loans
    Loans are stated at their outstanding principal amounts less the allowance for loan losses. Interest on loans is accrued and credited to income based on contractual interest rates applied to principal amounts outstanding. The accrual of interest is discontinued when principal or interest is ninety days past due or when the loan is determined to be impaired, unless collateral is sufficient to discharge the debt in full and the loan is in process of collection. When a loan is placed in nonaccruing status, any interest previously accrued but unpaid is reversed from interest revenue. Interest payments received on nonaccrual loans may be recorded as cash basis income, or as a reduction of principal, depending on management's judgment on a loan by loan basis. Accrual of interest may be restored when all principal and interest are current and management believes that future payments will be received in accordance with the loan agreement. The Company does not defer loan origination costs which management has determined to be immaterial.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies (Continued)
Loans (continued)
     Loans are considered impaired when, based on current information, management considers it unlikely that collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued, although management may categorize a performing loan as impaired based on knowledge of the borrower's financial condition, devaluation of collateral, or other circumstances that are deemed relevant to loan collection. Impaired loans may have specific reserves allocated to them in the allowance for loan losses.

Allowance for loan losses
     The allowance for loan losses represents an amount which management judges to be adequate to absorb identified and inherent losses in the loan portfolio as of the balance sheet date. Valuation of the allowance is completed no less than quarterly. The determination of the allowance is inherently subjective as it relies on estimates of potential loss related to specific loans, the effects of portfolio trends, and other internal and external factors.
    In determining an adequate level for the allowance, management considers historical loss experience for major types of loans. However, historical data may not be an accurate predictor of loss potential in the current loan portfolio. Management reviews the current portfolio giving consideration to problem loans, delinquencies, the composition of the portfolio, concentrations of credit, and changes in lending products, processes, or staffing. Management considers external factors such as the interest rate environment, competition, current local and national economic trends, and the results of recent independent reviews by auditors and banking regulators.
    The allowance is increased by current period provisions recorded as expense and by recoveries of amounts previously charged-off. The allowance is decreased when loans are charged-off as losses, which occurs when they are deemed to be uncollectible. Provisions for loan losses are made to bring the balance in the allowance to the level established by application of management's allowance methodology, and may result in an increase or decrease to expense.

Premises and equipment
     Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed under both straight-line and accelerated methods over the estimated useful lives of the assets.

Computer software
     The Company amortizes software costs over their useful lives using the straight-line method.

Bank owned life insurance
     The Company records increases in cash surrender value of bank owned life insurance as current period income based on projections provided by the underwriting company.

Advertising
     Advertising costs are expensed during the period of the related marketing effort.

Income taxes
     The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income. Tax expense and tax benefits are allocated to the Bank and Company based on their proportional share of taxable income.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies (Continued)

Per share data
     Earnings per common share are determined by dividing net income by the weighted average number of common shares outstanding for the period, which was 3,076,278, 3,125,761, and 3,176,092 for the years ended December 31, 2008, 2007, and 2006, respectively.

2. Cash and Due From Banks

    The Company normally carries balances with other banks that exceed the federally insured limit. Average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were $36,500,123 for 2008, $38,104,224 for 2007, and $22,867,864 for 2006.
    Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Company's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3. Lines of Credit

    The Company has available lines of credit, including overnight federal funds, reverse repurchase agreements and letters of credit, totaling $27,000,000 as of December 31, 2008.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

4. Investment Securities
Investment securities are summarized as follows:
	Amortized	Unrealized	Unrealized	Fair
	cost	gains	losses	value
December 31, 2008
Available for sale
U.S. Treasury	$ 28,309,823	$ 1,408,794	$ -	$ 29,718,617
State and municipal	400,000	5,220	590	404,630
Equity	1,691,841	2,160,183	-	3,852,024
	$ 30,401,664	$ 3,574,197	$ 590	$ 33,975,271
Held to maturity
U.S. Treasury	$ 24,519,603	$ 861,569	$ -	$ 25,381,172
U.S. Government agency	6,999,443	32,657	1,016	7,031,084
State and municipal	1,102,751	8,415	-	1,111,166
	$ 32,621,797	$ 902,641	$ 1,016	$ 33,523,422

December 31, 2007
Available for sale
U.S. Treasury	$ 18,914,290	$ 590,315	$ 1,099	$ 19,503,506
State and municipal	400,000	2,329	912	401,417
Equity	1,691,841	2,485,438	-	4,177,279
	$ 21,006,131	$ 3,078,082	$ 2,011	$ 24,082,202
Held to maturity
U.S. Treasury	$ 35,473,741	$ 587,431	$ -	$ 36,061,172
U.S. Government agency	10,000,000	33,226	209	10,033,017
State and municipal	1,206,009	2,206	210	1,208,005
	$ 46,679,750	$ 622,863	$ 419	$ 47,302,194

December 31, 2006
Available for sale
U.S. Treasury	$ 13,923,505	$ 528,889	$ 8,049	$ 14,444,345
State and municipal	300,000	-	3,441	296,559
Equity	1,658,091	2,455,197	-	4,113,288
	$ 15,881,596	$ 2,984,086	$ 11,490	$ 18,854,192
Held to maturity
U.S. Treasury	$ 43,968,110	$ 54,368	$ 226,931	$ 43,795,547
U.S. Government agency	8,749,280	-	47,330	8,701,950
State and municipal	3,554,241	107	20,655	3,533,693
	$ 56,271,631	$ 54,475	$ 294,916	$ 56,031,190

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

4. Investment Securities (Continued)

    The table below shows the gross unrealized losses and fair value of securities that are in an unrealized loss position as of December 31, 2008, aggregated by length of time that individual securities have been in a continuous unrealized loss position.

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses

U. S. Government Agency	$ 998,984	$ 1,016	$ -	$ -	$ 998,984	$ 1,016
State and municipal	99,410	590	-	-	99,410	590
	$ 1,098,394	$ 1,606	$ -	$ -	$ 1,098,394	$ 1,606

    The debt securities for which an unrealized loss is recorded are issues of the Federal Home Loan Bank (a U. S. government agency), and general and highly rated revenue obligations of states and municipalities. The Company has the ability and the intent to hold these securities until they are called or mature at face value. Fluctuations in fair value reflect market conditions, and are not indicative of an other-than-temporary impairment of the investment.

    The amortized cost and estimated fair value of debt securities, by contractual maturity and the amount of pledged securities, follow. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
	December 31, 2008		December 31, 2007		December 31, 2006
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	cost	value	cost	value	cost	value

Available for sale
Within one year	$ 17,159,259	$ 17,201,296	$ 16,918,515	$ 16,935,694	$ 11,928,019	$ 11,919,970
After one year
through five years	9,554,499	9,960,076	400,000	401,417	300,000	296,559
After ten years	1,996,065	2,961,875	1,995,775	2,567,812	1,995,486	2,524,375
	$ 28,709,823	$ 30,123,247	$ 19,314,290	$ 19,904,923	$ 14,223,505	$ 14,740,904

Held to maturity
Within one year	$ 13,766,474	$ 14,027,311	$ 16,454,622	$ 16,552,091	$ 37,025,991	$ 36,795,410
After one year
through five years	18,855,323	19,496,111	30,225,128	30,750,103	19,245,640	19,235,780
	$ 32,621,797	$ 33,523,422	$ 46,679,750	$ 47,302,194	$ 56,271,631	$ 56,031,190

Pledged securities	$ 25,023,730	$ 26,891,914	$ 25,231,084	$ 25,682,422	$ 29,579,859	$ 29,487,094

    Investments are pledged to secure deposits of federal and local governments. Pledged securities also serve as collateral for securities sold under agreements to repurchase.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses

    Major classifications of loans are as follows:
	2008	2007	2006
Real estate mortgages
Construction, land development, and land	$ 30,330,261	$ 38,230,033	$ 37,331,256
Residential 1 to 4 family	95,203,258	87,327,448	88,599,071
Second mortgages	2,952,418	3,287,734	2,395,178
Commercial properties	89,302,549	84,568,665	79,484,039
Commercial	21,990,067	22,283,007	23,264,997
Consumer	2,359,513	2,574,916	2,352,660
	242,138,066	238,271,803	233,427,201
Allowance for loan losses	707,152	195,525	196,083
Loans, net	$ 241,430,914	$ 238,076,278	$ 233,231,118

    The rate repricing distribution of the loan portfolio follows:
Immediately	$ 236,027,947	$ 232,518,768	$ 227,174,910
Within one year	1,967,273	1,878,462	1,432,234
Over one to five years	2,608,201	2,622,311	3,496,707
Over five years	1,534,645	1,252,262	1,323,350
	$ 242,138,066	$ 238,271,803	$ 233,427,201

    The Company makes loans to customers located primarily in the Delmarva region. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

    Transactions in the allowance for loan losses were as follows:
	2008	2007	2006

Beginning balance	$ 195,525	$ 196,083	$ 211,374
Provision charged to operations	617,526	-	-
Recoveries	5,016	5,705	95
	818,067	201,788	211,469
Loans charged off	110,915	6,263	15,386
Ending balance	$ 707,152	$ 195,525	$ 196,083

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (Continued)

    Amounts past due 90 days or more, and still accruing interest at December 31, are as follows:
	2008	2007	2006

Real estate	$ 4,602,365	$ -	$ 190,289
Commercial	40,000	9,100	49,331
Consumer	5,427	-	-
	$ 4,647,792	$ 9,100	$ 239,620

    Included in amounts past due 90 days or more and still accruing at December 31, 2008, is a loan with a principal balance of $4,500,000. The Bank has been notified that there is a lien on the property securing this loan that is superior to the Bank's liens. The Bank was not aware of this lien at the time the loan was originated, and the Bank's settlement agent did not discover the lien during the title examination process. The Bank has filed a claim with the title company that has insured its liens. The Bank believes the title company will indemnify the Bank for any losses resulting from the superior lien, although there is no guarantee that this will be the case. The Bank will review the accrual status of this loan as it learns more information regarding its claim. As of December 31, 2008, there is $86,103 of accrued interest on this loan that was included in interest income in 2008.

    Loans on which accrual of interest had been discontinued as of December 31, are as follows:

	2008	2007	2006

Nonaccruing loans	$ 199,724	$ 40,916	$ -
Interest not accrued on nonaccruing loans	$ 6,797	$ 1,509	$ -

    Management has identified impaired loans with outstanding principal balances totaling $8,888,200 as of December 31, 2008, for which $605,405 was allocated in the allowance for loan losses. Included in principal balances of impaired loans is $419,770 which is guaranteed by a government agency.
    As of December 31, 2007, management had identified impaired loans with outstanding principal balances totaling $595,774, for which $138,514 was allocated in the allowance for loan losses. Included in principal balances of impaired loans was $436,802 which was guaranteed by a government agency. Management had identified no impaired loans as of December 31, 2006.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

6. Loan Commitments

    Loan commitments are agreements to lend to customers as long as there is no violation of any conditions of the contracts. Loan commitments generally have interest at current market rates, fixed expiration dates, and may require payment of a fee. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.
    Loan commitments and letters of credit are made on the same terms, including collateral, as outstanding loans. The Company's exposure to loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment.
    Outstanding loan commitments, lines of credit, and letters of credit at December 31, are as follows:
	2008	2007	2006
Loan commitments and lines of credit
Construction and land development	$ 15,218,812	$ 12,582,162	$ 18,866,083
Other	22,245,089	20,941,323	21,557,185
	$ 37,463,901	$ 33,523,485	$ 40,423,268

Standby letters of credit	$ 1,921,878	$ 1,582,050	$ 1,682,942

7. Lease Commitments

    The Company leases the land on which the Route 50 branch in East Berlin is located. Rent expense for the year ended December 31, 2008 was $16,250 and for each of the years ended December 31, 2007 and 2006, was $15,000. The lease obligation, which expires August 31, 2014, requires payments as follows:

Period	Minimum rents
2009	$ 16,667
2010	20,333
2011	21,333
2012	22,333
2013	23,333
2014	16,000
$ 119,999

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

8. Premises and Equipment and Computer Software

    A summary of premises and equipment and the related depreciation is as follows:
	Estimated useful life	2008	2007	2006

Land		$ 2,092,717	$ 2,092,717	$ 2,092,717
Premises	5 - 50 years	6,745,668	6,642,872	6,539,781
Furniture and equipment	3 - 20 years	3,619,752	3,505,080	3,632,597
		12,458,137	12,240,669	12,265,095
Accumulated depreciation		6,131,825	5,704,200	5,702,258
Net premises and equipment		$ 6,326,312	$ 6,536,469	$ 6,562,837

Depreciation expense		$ 496,742	$ 490,601	$ 490,676

    A summary of capitalized computer software and the related amortization is as follows:
	Estimated useful life	2008	2007	2006

Computer software	3 - 5 years	$ 839,007	$ 760,900	$ 701,086
Accumulated amortization		682,635	604,271	525,703
Net computer sofware		$ 156,372	$ 156,629	$ 175,383

Amortization expense		$ 78,364	$ 79,768	$ 111,765

9. Interest-bearing deposits
Major classifications of interest-bearing deposits are as follows:
	2008	2007	2006
NOW	$ 48,043,193	$ 51,218,087	$ 54,458,814
Money market	32,039,678	31,719,473	36,413,676
Savings	43,064,214	41,698,409	45,844,558
Time deposits of $100,000 or more	37,375,216	35,860,947	27,961,782
Other time deposits	61,284,880	55,089,053	46,020,077
	$ 221,807,181	$ 215,585,969	$ 210,698,907

The rate repricing distribution of other time deposits follows:
Three months or less	$ 47,025,262	$ 31,340,615	$ 27,264,435
Over three through twelve months	41,529,109	51,075,812	40,508,905
Over one through two years	10,105,725	8,533,573	6,208,519
	$ 98,660,096	$ 90,950,000	$ 73,981,859

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

10. Securities Sold Under Agreements to Repurchase

    Securities sold under agreements to repurchase represent overnight borrowings from customers. The government agency securities that collateralize these agreements are owned by the Company but maintained in the custody of an unaffiliated bank designated by the Company. Additional information follows:

	2008	2007	2006

Maximum month-end amount outstanding	$ 7,112,354	$ 5,740,493	$ 7,605,046
Average amount outstanding	$ 4,792,158	$ 4,248,315	$ 5,878,171
Average rate paid during the year	1.11%	.69%	.68%
Investment securities underlying the agreements
at year end
Carrying value	$ 13,991,966	$ 13,988,225	$ 18,988,534
Estimated fair value	$ 14,548,125	$ 14,318,281	$ 18,968,000

11. Related Party Transactions

    The executive officers and directors of the Company enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. Executive officers and directors make deposits in the Bank, and invest in uninsured non-deposit investment products. They receive the same rates and terms on insured deposit accounts and securities sold under agreements to repurchase as other customers with similar accounts.
	2008	2007	2006
Related party loan activity
Beginning balance	$ 21,633,466	$ 24,719,784	$ 20,530,646
Advances	8,971,905	13,266,800	12,883,577
Other increases	-	-	1,376,525
	30,605,371	37,986,584	34,790,748
Repayments	8,507,782	15,438,533	10,070,964
Other decreases	-	914,585	-
Ending balance	$ 22,097,589	$ 21,633,466	$ 24,719,784

Unfunded loan commitments	$ 1,868,664	$ 1,703,469	$ 3,596,956

Deposit and non-deposit investment balances	$ 5,231,390	$ 5,258,542	$ 4,601,253

    The Company obtains legal services from a law firm in which one of the principal attorneys is also a member of the Board of Directors. Fees charged for these services are at similar rates charged by unrelated law firms for similar legal work. Amounts paid to this related party totaled $9,950, $6,700, and $5,800 during the years ended December 31, 2008, 2007, and 2006, respectively.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

12. Note Payable

    In 1999, the Company purchased real estate in Berlin, financing 100% of the purchase price. In 2003, an operations center was constructed on this site. This 6% unsecured note has a final maturity of September, 2011. The note requires principal payments as follows:
2009	$ 25,527
2010	27,102
2011	21,417
$ 74,046

13. Profit Sharing Plan

    In 1999, the Company adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Company contributions. Annually, the Board of Directors approves a discretionary contribution in addition to matching 50% of employee contributions to a maximum of 6% of the employee wages.
    The total cost of the profit sharing plan for 2008, 2007, and 2006, was $215,571, $214,557, and $214,864, respectively.

14. Noninterest Expenses

    The components of noninterest other operating expenses follow:
	2008	2007	2006
Advertising	$ 211,056	$ 177,567	$ 166,441
Armored car service	66,003	64,710	52,513
ATM and debit card	304,737	272,479	234,409
Business and product development	78,757	78,703	79,623
Computer software amortization	78,364	79,768	111,765
Computer software maintenance contracts	148,098	127,959	111,777
Correspondent bank fees	60,666	18,168	19,195
Courier service	34,776	58,594	108,961
Deposit insurance	43,186	33,831	36,275
Director fees	151,900	149,400	140,200
Dues, donations, and subscriptions	84,872	85,179	88,255
Liability insurance	29,358	36,294	39,402
Postage	165,249	161,595	149,262
Professional fees	81,648	47,206	41,337
Stationery and supplies	95,945	95,854	123,652
Telephone	159,065	152,855	170,960
Miscellaneous	269,473	225,095	235,305
	$ 2,063,153	$ 1,865,257	$ 1,909,332

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

15.    Income Taxes
    The components of income tax expense are as follows:
	2008	2007	2006
Current
Federal	$ 2,989,883	$ 3,579,068	$ 3,606,800
State	594,118	570,643	592,110
	3,584,001	4,149,711	4,198,910
Deferred	(197,433)	(43,131)	(42,710)
	$ 3,386,568	$ 4,106,580	$ 4,156,200

The components of the deferred taxes are as follows:
Nonaccrual loan interest	$ (2,029)	$ (596)	$ -
Provision for loan losses	(201,340)	434	5,906
Employee benefit	3,266	(3,805)	8,966
Depreciation	(2,214)	(31,395)	(55,162)
Discount accretion	4,884	(7,769)	(2,420)
	$ (197,433)	$ (43,131)	$ (42,710)

The components of the net deferred tax liability are as follows:
Deferred tax assets
Nonaccrual loan interest	$ 2,625	$ 596	$ -
Allowance for loan losses	29,499	-	-
Employee benefit	28,807	32,073	28,268
	60,931	32,669	28,268
Deferred tax liabilities
Allowance for loan losses	-	171,841	171,407
Depreciation	167,348	169,562	200,957
Discount accretion	16,570	11,686	19,455
Unrealized gain on securities available for sale	1,314,826	1,160,691	1,124,113
	1,498,744	1,513,780	1,515,932
Net deferred tax liability	$ (1,437,813)	$ (1,481,111)	$ (1,487,664)

A reconciliation of the provision for taxes on income from the statutory federal income tax rates to the effective income tax rates follows:

Statutory federal income tax rate	34.00%	34.04%	34.00%
Increase (decrease) in tax rate resulting from
Tax-exempt income	(1.99)	(1.34)	(1.38)
Non-deductible expenses	0.04	0.03	0.03
State income taxes net of federal income tax benefit	3.80	3.28	3.31
	35.85%	36.01%	35.96%

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

16. Fair Value of Financial Instruments
    The Company values investment securities classified as available for sale at fair value on a recurring basis. The fair value hierarchy established in Statement of Financial Accounting Standards No. 157, Fair Value Measurements, defines three input levels for fair value measurement. Level 1 is based on quoted market prices in active markets for identical assets. Level 2 is based on significant observable inputs other than those in Level 1. Level 3 is based on significant unobservable inputs. The Company values US Treasury and government agency securities under Level 1, and municipal debt securities and equity investments under Level 2. The Company has no assets measured at fair value on a recurring basis that are valued under Level 3 criteria. At December 31, 2008, values for available for sale investment securities measured at fair value on a recurring basis were established under the following levels of valuation inputs:

	Total	Level 1 Inputs	Level 2 Inputs
Investment securities available for sale	$ 33,975,271	$ 29,718,617	$ 4,256,654

    The estimated fair values of the Company's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the Financial Accounting Standards Board and may not be indicative of the net realizable or liquidation values. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	December 31, 2008		December 31, 2007		December 31, 2006
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	amount	value	amount	value	amount	value
Financial assets
Cash and due from banks	8,769,784	9,216,290	17,428,347	18,042,845	21,138,799	21,665,764
Interest-bearing deposits	15,517,115	15,593,003	6,012,482	6,056,125	2,055,689	2,068,114
Investment securities	66,597,068	67,498,693	70,761,952	71,384,396	75,125,823	74,885,382
Loans, net	241,430,914	241,473,232	238,076,278	238,096,729	233,231,118	233,162,386
Financial liabilities
Interest-bearing deposits	221,807,181	222,208,321	215,585,969	215,962,746	210,698,907	210,968,428
Note payable	74,046	73,339	98,090	96,201	120,737	115,815

    The fair value of federal funds sold, noninterest-bearing deposits, and securities sold under agreements to repurchase equals their carrying value.
    The fair value of silver coin included with cash is determined based on quoted market prices.
    The fair value of interest-bearing deposits with other financial institutions is estimated based on quoted interest rates for certificates of deposit with similar remaining terms.
    The fair values of equity securities are determined using market quotations. The fair values of readily marketable debt securities are provided by an independent third party and are based on quoted market price. Debt securities that are not readily marketable are assigned values based on prices from multiple sources, mostly from dealers' bids and offers.
    The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect for loans of the same class and term. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is net of the allowance for loan losses. It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.
    The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-rate time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

17. Capital Standards

    The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital adequacy requirements of the Company and the Bank are as follows:
	Company		Bank		To be well	Minimum
	Actual		Actual		capitalized	adequacy
(in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

December 31, 2008
Total risk-based capital	$ 71,703	32.5%	$ 66,608	30.8%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 70,025	31.8%	$ 65,901	30.4%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 70,025	18.7%	$ 65,901	17.8%	5.0%	4.0%
(to average fourth quarter assets)

December 31, 2007
Total risk-based capital	$ 73,765	33.7%	$ 68,695	32.0%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 72,560	33.1%	$ 68,499	31.9%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 72,560	19.5%	$ 68,499	18.6%	5.0%	4.0%
(to average fourth quarter assets)

December 31, 2006
Total risk-based capital	$ 70,833	33.4%	$ 65,926	31.7%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 69,532	32.8%	$ 65,730	31.6%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 69,532	18.6%	$ 65,730	17.8%	5.0%	4.0%
(to average fourth quarter assets)

    Tier 1 capital consists of common stock, additional paid-in capital, and retained earnings. Total risk-based capital includes a limited amount of the allowance for loan losses. In calculating risk-weighted assets, specific risk percentages are applied to each category of asset and off-balance sheet items.

    Failure to meet the capital requirements could affect the Company's ability to pay dividends and accept deposits, and may significantly affect the operations of the Company.

    In the most recent regulatory report, the Company was determined to be well capitalized. Management has no plans that should change the classification of the capital adequacy.

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

18. Parent Company Financial Information
Balance Sheets	December 31,
	2008	2007	2006
Assets
Cash and due from banks	$ 262,013	$ 24,416	$ 21,342
Interest-bearing deposits	871,247	1,022,482	523,484
Investment securities available for sale	3,852,024	4,177,279	4,113,288
Investment securities held to maturity	-	-	250,875
Investment in subsidiary bank	66,834,104	68,888,764	66,072,320
Premises and equipment	1,203,579	1,230,431	1,260,895
Other assets	5,934	6,975	5,995
Total assets	$ 73,028,901	$ 75,350,347	$ 72,248,199
Liabilities and Stockholders' Equity
Deferred income taxes	$ 737,676	$ 866,074	$ 857,174
Other liabilities	7,731	8,510	10,084
	745,407	874,584	867,258
Stockholders' equity
Common stock	3,048,397	3,102,510	3,149,356
Additional paid-in capital	10,406,403	12,381,413	14,117,732
Retained earnings	56,569,913	57,076,461	52,265,370
Accumulated other comprehensive income	2,258,781	1,915,379	1,848,483
Total stockholders' equity	72,283,494	74,475,763	71,380,941
Total liabilities and stockholders' equity	$ 73,028,901	$ 75,350,347	$ 72,248,199

Statements of Income	Years Ended December 31,
	2008	2007	2006
Interest revenue	$ 44,875	$ 35,222	$ 30,657
Dividend revenue	74,894	70,479	70,752
Dividends from subsidiary	8,594,887	4,462,728	3,374,143
Equity in undistributed income of subsidiary	(2,597,703)	2,768,109	3,961,775
	6,116,953	7,336,538	7,437,327
Expenses
Occupancy	(1,415)	925	2,421
Other	52,551	33,026	28,337
	51,136	33,951	30,758

Income before income taxes	6,065,817	7,302,587	7,406,569
Income taxes	6,600	6,000	6,200
Net income	$ 6,059,217	$ 7,296,587	$ 7,400,369

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

18. Parent Company Financial Information (Continued)

	Years Ended December 31,
Statements of Cash Flows	2008	2007	2006
Cash flows from operating activities
Interest and dividends received	$ 8,715,697	$ 4,568,324	$ 7,938,431
Rental payments and fees received	37,200	35,400	33,600
Cash paid for operating expenses	(58,400)	(38,887)	(32,435)
Income taxes refunded (paid)	(10,163)	(10,353)	(9,266)
	8,684,334	4,554,484	7,930,330
Cash flows from investing activities
Certificates of deposit purchased, net of maturities	172,613	(496,616)	(4,704)
Proceeds from maturities of investments
held to maturity	-	250,000	250,000
Purchase of investments held to maturity	-	(33,750)	-
Purchase of equipment	(3,085)	-	(9,950)
	169,528	(280,366)	235,346
Cash flows from financing activities
Common shares repurchased	(2,029,123)	(1,783,165)	(1,375,203)
Dividends paid	(6,565,764)	(2,485,496)	(6,830,090)
	(8,594,887)	(4,268,661)	(8,205,293)
Net increase (decrease) in cash and cash equivalents	258,975	5,457	(39,617)
Cash and cash equivalents at beginning of year	43,077	37,620	77,237
Cash and cash equivalents at end of year	$ 302,052	$ 43,077	$ 37,620

Reconciliation of net income to net cash provided
by operating activities
Net income	$ 6,059,217	$ 7,296,587	$ 7,400,369
Adjustments to reconcile net income to net cash
used in operating activities
Undistributed net income of subsidiary	2,597,703	(2,768,109)	(3,961,775)
Premium amortization and discount accretion	-	875	1,189
Depreciation	29,936	30,464	30,121
Decrease (increase) in other assets	262	(2,554)	4,461,690
Increase (decrease) in
Deferred income taxes and other liabilities	(2,784)	(2,779)	(1,264)
	$ 8,684,334	$ 4,554,484	$ 7,930,330

Composition of cash and cash equivalents
Cash and due from banks	$ 262,013	$ 24,416	$ 21,342
Interest-bearing deposits, except for time deposits	40,039	18,661	16,278
	$ 302,052	$ 43,077	$ 37,620

Calvin B. Taylor Bankshares, Inc.
 and Subsidiary
Notes to Consolidated Financial Statements

19.    Quarterly Results of Operations (Unaudited)
	Three months ended
	December 31,	September 30,	June 30,	March 31,

2008
Interest and dividend revenue	$ 4,829,154	$ 5,016,573	$ 4,984,430	$ 5,170,486
Interest expense	926,709	930,549	993,761	1,171,235
Net interest income	3,902,445	4,086,024	3,990,669	3,999,251
Provision for loan losses	542,511	(1,478)	5,284	71,209
Net income	1,087,939	1,706,142	1,642,937	1,622,199
Comprehensive income	1,358,415	1,936,154	1,448,612	1,659,438
Earnings per share	$ 0.36	$ 0.56	$ 0.53	$ 0.52

2007
Interest and dividend revenue	$ 5,459,878	$ 5,641,225	$ 5,376,493	$ 5,206,566
Interest expense	1,254,843	1,233,383	1,132,670	1,030,944
Net interest income	4,205,035	4,407,842	4,243,823	4,175,622
Provision for loan losses	-	-	-	-
Net income	1,651,416	1,961,144	1,894,655	1,789,372
Comprehensive income	1,623,653	2,004,398	1,751,909	1,983,523
Earnings per share	$ 0.53	$ 0.63	$ 0.60	$ 0.57

2006
Interest and dividend revenue	$ 5,309,067	$ 5,344,078	$ 4,858,168	$ 4,673,957
Interest expense	975,665	846,111	750,292	650,690
Net interest income	4,333,402	4,497,967	4,107,876	4,023,267
Provision for loan losses	-	-	-	-
Net income	1,831,259	1,987,548	1,818,161	1,763,401
Comprehensive income	1,773,916	2,098,488	1,893,146	1,828,337
Earnings per share	$ 0.58	$ 0.63	$ 0.57	$ 0.55